UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 1, 2007

Date of Report (Date of earliest event reported)

ORAGENICS, INC.

(Exact name of registrant as specified in its charter)

Florida	000-50614	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13700 Progress Boulevard

Alachua, Florida 32615

(Address of principal executive offices including zip code)

(386) 418-4018

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On June 1, 2007, Oragenics, Inc. (the “Company”) appointed its Controller, Ms. Dorothy Jean (Dotti) Delfino to be an Officer of the Company. Ms. Delfino has been approved by the Board as the Company’s Chief Financial Officer and Secretary. Ms. Delfino will assume her duties immediately. Ms. Delfino assumes the role of Chief Financial Officer and Secretary from Mr. Robert T. Zahradnik, who has been the Interim Chief Financial Officer of the Company and Secretary since May 5, 2006.

Ms. Delfino brings to Oragenics broad management experience from several venues of public and university research and development platforms. Ms. Delfino joined the Company in May 2006 as the Corporate Controller. Prior to joining the Company, Ms. Delfino worked for a private accounting practice, providing tax and accounting services. Previously, from May 2000 to December 2004, she was part of senior management at the University of Florida. She held positions ranging from financial manager for one of the seventeen colleges, budget officer of the University’s Physical Plant Division and associate director at one of the College of Engineering’s research centers. Prior to joining the University of Florida, Ms. Delfino held management positions with several national engineering consulting firms. She holds a Masters in Accounting from the University of Florida and a Masters of Information Science from the University of Hawaii.

Under Ms. Delfino’s compensation arrangement with the Company, she will receive an annual base salary of $100,000. Ms. Delfino will also receive a stock option grant of 30,000 shares of Company common stock which will time vest over two years commencing on the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 5, 2007	ORAGENICS, INC.
(Registrant)

	BY:	/s/ Robert T. Zahradnik
Robert T. Zahradnik
President and Chief Executive Officer